Ex - 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 66 to Registration Statement No. 033-68090 on Form N-1A of our reports dated January 26, 2012, relating specifically to the financial statements and financial highlights of Lord Abbett Balanced Strategy Fund, Lord Abbett Diversified Income Strategy Fund, Lord Abbett Growth & Income Strategy Fund, Lord Abbett Diversified Equity Strategy Fund, Lord Abbett Convertible Fund, Lord Abbett Core Fixed Income Fund, Lord Abbett Floating Rate Fund, Lord Abbett High Yield Fund, Lord Abbett Income Fund, Lord Abbett Inflation Focused Fund, Lord Abbett Short Duration Income Fund, and Lord Abbett Total Return Fund, each a series of Lord Abbett Investment Trust, appearing in the Annual Reports on Form N-CSR of Lord Abbett Investment Trust for the year ended November 30, 2011.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” “Financial Statements” and “Fund Portfolio Information Recipients” in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

New York, New York
March 26, 2012